EXHIBIT 10.26
AGREEMENT
between
FISERV SOLUTIONS, INC.
5718 Westheimer, Suite 200
Houston, Texas 77057
and
FRANKLIN BANK, SSB
9800 Richmond, Suite 680
Houston, TX 77042

Date: January 1, 2006

AGREEMENT dated effective as of January 1, 2006 (“Agreement”) between FISERV SOLUTIONS, INC., a Wisconsin corporation (“Fiserv”) and a wholly-owned subsidiary of FISERV, INC., and FRANKLIN BANK, a State Savings Bank (“Client”) for Data Account Processing Services.

     Fiserv and Client hereby agree as follows
     1. Term. The initial term of this Agreement is forty eight (48) months ending on January 1, 2010, and, unless written notice of non-renewal is provided by either party at least 120-180 days prior to expiration of the initial term, this Agreement will automatically renew for additional term(s) of one (1) month and continue to be in effect until service is terminated except Fiserv Houston’s then current premium rates and fees for month-to-month processing(125% of Standard Rates) will apply. Client agrees to give Fiserv six months notice of termination.
     2. Services. (a) Services Generally. Fiserv, itself and through its affiliates, agrees to provide Client, and Client agrees to obtain from Fiserv services (“Services”) and products (“Products”) (collectively, “Fiserv Services”) described in the attached Exhibits:
     Exhibit A — Account Processing Services
The Exhibits set forth specific terms and conditions applicable to the Services and/or Products, and, where applicable, the Fiserv affiliate so performing. Client may select additional services and products from time to time by incorporating an appropriate Exhibit to this Agreement.
     (b) Implementation Services. Fiserv will provide services (i) to convert Client’s existing applicable data and/or information to the Fiserv Services; and/or (ii) to implement the Fiserv Services. These activities are referred to as “Implementation Services”. Client agrees to cooperate with Fiserv in connection with Fiserv’s provision of Implementation Services and to provide all necessary information and assistance to facilitate the conversion and/or implementation. Client is responsible for all out-of-pocket expenses associated with Implementation Services. Fiserv will provide Implementation Services as required in connection with Fiserv Services.
     (c) Training Services. Fiserv shall provide training, training aids, user manuals, and other documentation for Client’s use, as Fiserv finds necessary to enable Client personnel to become familiar with Fiserv Services. If requested by Client, classroom training in the use and operation of Fiserv Services will be provided at a training facility designated by Fiserv. All such training aids and manuals remain Fiserv’s property.
     3. Fees for Fiserv Services. (a) General. Client agrees to pay Fiserv fees outlined in the Exhibits.
     (b) Additional Charges. Fees for out-of-pocket expenses, such as telephone, microfiche, courier, and other charges incurred by Fiserv for goods or services obtained by Fiserv on Client’s behalf shall be billed to Client at cost. Such out-of-pocket expenses may be changed from time to time upon notification of a fee change from a vendor/provider. The Fees do not include, and Client shall be responsible for, furnishing transportation or transmission of information between Fiserv’s service center(s), Client’s site(s), and any applicable clearing house, regulatory agency, or Federal Reserve Bank. Upon request by Client, Fiserv shall provide the detailed documentation for all additional charges.
     (c) Taxes. Fiserv shall add to each invoice any sales, use, excise, value added, and other taxes and duties however designated that are levied by any taxing authority relating to the Fiserv Services (“Taxes”). In no event shall “Taxes” include taxes based upon the net income of Fiserv.
     (d) Payment Terms. Fees are due and payable monthly upon receipt of invoice. In the event any amounts due remain unpaid beyond the 45th day after payment is due, Client shall pay a late charge of .5% per month, except for amounts legitimately in dispute. Client agrees that it shall neither make nor assert any right of deduction or set-off from Fees on invoices submitted by Fiserv for Fiserv Services.
     4. Access to Fiserv Services. (a) Procedures. Client agrees to comply with applicable regulatory requirements and procedures for use of Services established by Fiserv.
     (b) Changes. Fiserv continually reviews and modifies Fiserv systems used in the delivery of Services (the “Fiserv System”) to improve service and comply with government regulations, if any, applicable to the data and information utilized in providing Services. Fiserv reserves the right to make changes in Services, including but not limited to operating procedures, type of equipment or software resident at, and the location of Fiserv’s service center(s). Fiserv will provide Client with at least 45 days prior notice of any material change that affects Client’s normal operating procedures, reporting, or service costs prior to implementation of such change.
     (c) Communications Lines. Fiserv shall order the installation of appropriate communication lines and equipment

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to facilitate Client’s access to Services. Client understands and agrees to pay charges relating to the installation and use of such lines and equipment.
     (d) Terminals and Related Equipment. Client shall obtain necessary and sufficient terminals and other equipment, approved by Fiserv and compatible with the Fiserv System, to transmit and receive data and information between Client’s location(s), Fiserv’s service center(s), and/or other necessary location(s). Fiserv and Client may mutually agree to change the type(s) of terminal and equipment used by Client.
     5. Client Obligations. (a) Input. Client shall be solely responsible for the input, transmission, or delivery to and from Fiserv of all information and data required by Fiserv to perform Services unless Client has retained Fiserv to handle such responsibilities, as specifically set forth in the Exhibits. The information and data shall be provided in a format and manner approved by Fiserv. Client will provide at its own expense or procure from Fiserv all equipment, computer software, communication lines, and interface devices required to access the Fiserv System. If Client has elected to provide such items itself, Fiserv shall provide Client with a list of compatible equipment and software. Client agrees to pay Fiserv’s standard fee for recertification of the Fiserv System resulting therefrom.
     (b) Client Personnel. Client shall designate appropriate Client personnel for training in the use of the Fiserv System, shall supply Fiserv with reasonable access to Client’s site during normal business hours for Implementation Services and shall cooperate with Fiserv personnel in their performance of Services.
     (c) Use of Fiserv System. Client shall (i) comply with any operating instructions on the use of the Fiserv System provided by Fiserv; (ii) review all reports furnished by Fiserv for accuracy; and (iii) work with Fiserv to reconcile any out of balance conditions or discrepancies. Client shall determine and be responsible for the authenticity and accuracy of all information and data submitted to Fiserv.
     (d) Client’s Systems. Client shall be responsible for ensuring that its systems are Year 2000 compliant and otherwise capable of passing and/or accepting date formats from and/or to the Fiserv System.
6. Ownership and Confidentiality. (a) Definition.
(i) Client Information. “Client Information” means: (A) confidential plans, customer lists, information, and other proprietary material of Client that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Fiserv); and (B) any information and data concerning the business and financial records of Client’s customers prepared by or for Fiserv, or used in any way by Fiserv in connection with the provision of Fiserv Services (whether or not any such information is marked with a restrictive legend).
(ii) Fiserv Information. “Fiserv Information” means: (A) confidential plans, information, research, development, trade secrets, business affairs (including that of any Fiserv client, supplier, or affiliate), and other proprietary material of Fiserv that is marked with a restrictive legend, or if not so marked with such legend or is disclosed orally, is identified as confidential at the time of disclosure (and written confirmation thereof is promptly provided to Client); and (B) Fiserv’s proprietary computer programs, including custom software modifications, software documentation and training aids, and all data, code, techniques, algorithms, methods, logic, architecture, and designs embodied or incorporated therein (whether or not any such information is marked with a restrictive legend).
(iii) Information. “Information” means Client Information and Fiserv Information. No obligation of confidentiality applies to any Information that the receiving party (“Recipient”) (A) already possesses without obligation of confidentiality; (B) develops independently; or (C) rightfully receives without obligation of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.
     (b) Obligations. Recipient agrees to hold as confidential all Information it receives from the disclosing party (“Discloser”). All Information shall remain the property of Discloser or its suppliers and licensors. Information will be returned to Discloser at the termination or expiration of this Agreement. Fiserv specifically agrees that it will not use or dispose of any non-public personal information about Client’s customers in any manner prohibited by Title V of the Gramm-Leach-Bliley Act, the Fair and Accurate Credit Transactions Act, or the regulations promulgated thereunder. Recipient will use the same care and discretion to avoid disclosure of Information as it uses with its own similar information that it does not wish disclosed, but in no event less than a reasonable standard of care. Recipient may only use Information in accordance with the purpose of this Agreement. Recipient may disclose Information to (i) employees and employees of affiliates who have a need to know; and (ii) any other party with Discloser’s written consent. Before disclosure to any of the above parties, Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement. Recipient may disclose Information to the extent required

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by law. However, Recipient agrees to give Discloser prompt notice so that it may seek a protective order. The provisions of this sub-section survive any termination or expiration of this Agreement.
     (c) Residuals. Nothing contained in this Agreement shall restrict Recipient from the use of any ideas, concepts, know-how, or techniques contained in Information that are related to Recipient’s business activities (“Residuals”), provided that in so doing, Recipient does not breach its obligations under this Section. However, this does not give Recipient the right to disclose the Residuals except as set forth elsewhere in this Agreement.
     (d) Fiserv System. The Fiserv System contains information and computer software that are proprietary and confidential information of Fiserv, its suppliers, and licensors. Client agrees not to attempt to circumvent the devices employed by Fiserv to prevent unauthorized access thereto, including, but not limited to, alterations, decompiling, disassembling, modifications, and reverse engineering thereof.
     (e) Information Security. Fiserv shall implement and maintain appropriate measures designed to meet the objectives of the guidelines establishing standards for safeguarding non-public Client customer information as adopted by any federal regulatory agencies having jurisdiction over Client’s affairs. Fiserv shall notify the Client of any breach of the security of the data following discovery, if the personal information was, or is reasonably believed to have been acquired by an unauthorized person. Personal information is defined as an individual’s first name or first initial and last name in combination with any one or more of the following data elements, when either the name or the data elements are not encrypted. (1) United States Social Security Number. (2) Drivers License Number or government issued identification card number. (3) Account Number, credit or debit card number, in combination with any required security code, access code, or password that would permit access to an individual’s financial account. (4) Protected Health Information (PHI) which is any individually identifiable health information.
     (f) Confidentiality of this Agreement. Fiserv and Client agree to keep confidential the prices, terms and conditions of this Agreement, without disclosure to third parties.
     7. Regulatory Agencies, Regulations and Legal Requirements. (a) Client Files. Records maintained and produced for Client (“Client Files”) may be subject to examination by such Federal, State, or other governmental regulatory agencies as may have jurisdiction over Client’s business to the same extent as such records would be subject if maintained by Client on its own premises. Client agrees that Fiserv, is authorized to give all reports, summaries, or information contained in or derived from the data or information in Fiserv’s possession relating to Client when legally required to do so by an authorized regulatory or government agency. Fiserv will provide prior notice to the Client of government agency request unless prohibited by law or regulation.
     (b) Compliance with Regulatory Requirements. Client agrees to comply with applicable regulatory and legal requirements, including without limitation:
(i) submitting a copy of this Agreement to the appropriate regulatory agencies prior to the date Services commence;
(ii) providing adequate notice to the appropriate regulatory agencies of the termination of this Agreement or any material changes in Services;
(iii) retaining records of its accounts as required by regulatory authorities;
(iv) obtaining and maintaining, at its own expense, any Fidelity Bond required by any regulatory or governmental agency; and
(v) maintaining, at its own expense, such casualty and business interruption insurance coverage for loss of records from fire, disaster, or other causes, and taking such precautions regarding the same, as may be required by regulatory authorities.
     8. Warranties. (a) Fiserv Warranties. Fiserv represents and warrants as of the Effective Date and throughout the term of this Agreement that:
          (i)(A) Services will conform to the specifications set forth in the Exhibits; (B) Fiserv will perform Client’s work accurately provided that Client supplies accurate data and information, and follows the procedures described in all Fiserv documentation, notices, and advices; (C) Fiserv personnel will exercise due care in provision of Services; (D) the Fiserv System will comply and will be enhanced and maintained in compliance with, in all material respects, all applicable Federal laws and regulations including but not limited to the Sarbanes-Oxley Act of 2002, governing the Fiserv System and the Services; and (E) the Fiserv System is Year 2000 compliant. In the event of an error or other default caused by Fiserv personnel, systems, or equipment, Fiserv shall correct the data or information and/or reprocess the affected item or report within a commercially reasonable time frame at no additional cost to Client. Client agrees to supply Fiserv with a written request for correction of the error (“Correction Request”) within 7 days after Client’s receipt of the work containing the error. If Client’s Correction Request is supplied to Fiserv more than 7 days after Client’s receipt of the work containing the error but within 7 days of Client’s commercially reasonable discovery of the error, Fiserv shall correct the data or information within a commercially reasonable time frame at no additional cost to Client; however, correction of the data or

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information may be done programmatically but no reprocessing will be done. Work reprocessed due to errors in data supplied by Client, on Client’s behalf by a third party, or by Client’s failure to follow procedures set forth by Fiserv shall be billed to Client at Fiserv’s then current time and material rates; and (ii) it owns or has a license to furnish all equipment or software comprising the Fiserv System. Fiserv shall indemnify Client and hold it harmless against any claim or action that alleges that the Fiserv System use infringes a United States patent, copyright, or other proprietary right of a third party. Client agrees to notify Fiserv promptly of any such claim and grants Fiserv the sole right to control the defense and disposition of all such claims. Client shall provide Fiserv with reasonable cooperation and assistance in the defense of any such claim.
THE WARRANTIES STATED ABOVE ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY FISERV. FISERV DOES NOT MAKE, AND CLIENT HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ALL LIABILITIES OR OBLIGATIONS OF FISERV FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE, OR PERFORMANCE OF FISERV SERVICES.
     (b) Client Warranties. Client represents and warrants that: (i) no contractual obligations exist that would prevent Client from entering into this Agreement; (ii) it has complied with all applicable regulatory requirements; and (iii) Client has requisite authority to execute, deliver, and perform this Agreement. Client shall indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of (iv) the use by Client of the Fiserv System in a manner other than that provided in this Agreement; and (v) any and all claims by third parties through Client arising out of the performance and non-performance of Fiserv Services by Fiserv, provided that the indemnity listed in clause (v) hereof shall not preclude Client’s recovery of direct damages pursuant to the terms and subject to the limitations of this Agreement.
     9. Limitation of Liability. (a) General. IN NO EVENT SHALL FISERV BE LIABLE FOR LOSS OF GOODWILL, OR FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING FROM CLIENT’S USE OF FISERV SERVICES, OR FISERV’S SUPPLY OF EQUIPMENT OR SOFTWARE, REGARDLESS OF WHETHER SUCH CLAIM ARISES IN TORT OR IN CONTRACT. CLIENT MAY NOT ASSERT ANY CLAIM AGAINST FISERV MORE THAN 2 YEARS AFTER SUCH CLAIM ACCRUED. FISERV’S AGGREGATE LIABILITY FOR ANY AND ALL CLAIMS OR OBLIGATIONS RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL FEES PAID BY CLIENT TO FISERV FOR THE FISERV SERVICE RESULTING IN SUCH LIABILITY IN THE 6 MONTH PERIOD PRECEDING THE DATE THE CLAIM ACCRUED. FISERV’S AGGREGATE LIABILITY FOR A DEFAULT RELATING TO THIRD PARTY EQUIPMENT OR SOFTWARE SHALL BE LIMITED TO THE AMOUNT PAID BY CLIENT FOR THE EQUIPMENT OR SOFTWARE.
     (b) Lost Records. If Client’s records or other data submitted for processing are lost or damaged as a result of any failure by Fiserv, its employees, or agents to exercise reasonable care to prevent such loss or damage, Fiserv’s liability on account of such loss or damages shall not exceed the reasonable cost of reproducing such records or data from exact duplicates thereof in Client’s possession.
     10. Disaster Recovery. (a) General. Fiserv maintains a disaster recovery plan (“Disaster Recovery Plan”) for each Service. A “Disaster” shall mean any unplanned interruption of the operations of or inaccessibility to Fiserv’s service center in which Fiserv, using reasonable judgment, requires relocation of processing to a recovery location. Fiserv shall notify Client as soon as possible after Fiserv deems a service outage to be a Disaster. Fiserv shall move the processing of Client’s standard services to a recovery location as expeditiously as possible and shall coordinate the cutover to back-up telecommunication facilities with the appropriate carriers. Client shall maintain adequate records of all transactions during the period of service interruption and shall have personnel available to assist Fiserv in implementing the switchover to the recovery location. During a Disaster, optional or on-request services shall be provided by Fiserv only to the extent adequate capacity exists at the recovery location and only after stabilizing the provision of base services. Upon Client’s request, Fiserv will provide Client with a copy of the Disaster Recovery Plan Summary.
     (b) Communications. Fiserv shall work with Client to establish a plan for alternative communications in the event of a Disaster.
     (c) Disaster Recovery Test. Fiserv shall test the Disaster Recovery Plan at least annually. Client agrees to participate in and assist Fiserv with such test, if requested by Fiserv. Upon Client request, test results will be made available to Client’s management, regulators, auditors, and insurance underwriters.
     (d) Client Plans. Fiserv agrees to release information necessary to allow Client’s development of a disaster recovery plan that operates in concert with the Disaster Recovery Plan.
     (e) No Warranty. Client understands and agrees that the Disaster Recovery Plan is designed to minimize, but not eliminate, risks associated with a Disaster affecting Fiserv’s

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service center(s). Fiserv does not warrant that Fiserv Services will be uninterrupted or error free in the event of a Disaster; no performance standards shall be applicable for the duration of a Disaster. Client maintains responsibility for adopting a disaster recovery plan relating to disasters affecting Client’s facilities and for securing business interruption insurance or other insurance necessary for Client’s protection.
     11. Termination. (a) Material Breach. Except as provided elsewhere in this Section 11, either party may terminate this Agreement in the event of a material breach by the other party not cured within 90 days or in the case of regulatory noncompliance, not cured within 60 days following written notice stating, with particularity and in reasonable detail, the nature of the claimed breach.
     (b) Fiserv Insolvency. Client may, upon written notice to Fiserv, terminate this Agreement in the event that Fiserv commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code.
     (c) Failure to Pay. In the event any invoice remains unpaid by Client 45 days after due, or Client deconverts any data or information from the Fiserv System without prior written consent of Fiserv, Fiserv, at its sole option, may terminate this Agreement and/or Client’s access to and use of Fiserv Services. Any invoice submitted by Fiserv shall be deemed correct unless Client provides written notice to Fiserv within 30 days of the invoice date specifying the nature of the disagreement.
     (d) Remedies. Remedies contained in this Section 11 are cumulative and are in addition to the other rights and remedies available to Fiserv under this Agreement, by law or otherwise.
     (e) Defaults. If Client:
(i) defaults in the payment of any sum of money due and fails to remedy such breach as set forth in Section 11(b);
(ii) breaches this Agreement in any material respect or otherwise defaults in any material respect in the performance of any of its obligations and fails to cure such breach as set forth in Section 11 (a); or
(iii) commits an act of bankruptcy or becomes the subject of any proceeding under the Bankruptcy Code or becomes insolvent or if any substantial part of Client’s property becomes subject to any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency;
then, in any such event, Fiserv may, upon written notice, terminate this Agreement and be entitled to recover from Client as liquidated damages an amount equal to the present value of all payments remaining to be made hereunder for the remainder of the initial term or any renewal term of this Agreement. For purposes of the preceding sentence, present value shall be computed using the “prime” rate (as published in The Wall Street Journal) in effect at the date of termination and “all payments remaining to be made” shall be calculated based on the average bills for the 3 months immediately preceding the date of termination. Client agrees to reimburse Fiserv for any expenses Fiserv may incur, including reasonable attorneys’ fees, in taking any of the foregoing actions.
     (f) Convenience. Client may terminate this Agreement during the initial term, by paying a termination fee based on the remaining unused term of this Agreement, the amount to be determined by multiplying the average of Client’s monthly invoices for each Fiserv Service received by Client during the three (3) month period preceding the effective date of termination (i) by 100% times the remaining months of the term if terminated in year 1, (ii) by 80% times the remaining months of the term if terminated in year 2, and (iii) by 40% times the remaining months of the term if terminated in year 3, and (iv) by 40% times the remaining months of the term if terminated in year 4, plus any applicable third party costs existing on Fiserv’s books on the date of termination. Client may terminate this Agreement during any renewal term by paying a termination fee based on the remaining unused term of any renewal term the amount to be determined by multiplying the average of Client’s monthly invoices for each Fiserv Services received by 30% times the remaining months of the renewal term plus any third party costs existing on Fiserv’s books on the date of termination. Client understands and agrees that Fiserv losses incurred as a result of early termination of the Agreement would be difficult or impossible to calculate as of the effective date of termination since they will vary based on, among other things, the number of clients using the Fiserv System on the date the Agreement terminates. Accordingly, the amount set forth in the first sentence of this subsection represents Client’s agreement to pay and Fiserv’s agreement to accept as liquidated damages (and not as a penalty) such amount for any such Client termination. Provide, however, Client’s termination of this Agreement based upon Fiserv’s material breach pursuant to Section 11(a) or Fiserv’s insolvency pursuant to Section 11(b) shall not be deemed to be subject to the provisions of this Section 11 (f) or any other termination fee, penalty or liquidated damages provision set forth in this Agreement or any Exhibit .
     (g) Return of Data Files. Upon expiration or termination of this Agreement, Fiserv shall furnish to Client such copies of Client Files as Client may request in a commercially readable format along with such information and assistance as is reasonable and customary to enable Client to deconvert from the Fiserv System, provided, however, that Client consents and agrees and authorizes Fiserv to retain Client Files until (i)

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Fiserv is paid in full for (A) all Services provided through the date such Client Files are returned to Client; and (B) any and all other amounts that are due or will become due under this Agreement; (ii) Fiserv is paid its then standard rates for the services necessary to return such Client Files; (iii) if this agreement is being terminated, Fiserv is paid any applicable termination fee pursuant to subsection (d), (e), or (f) above; and (iv) Client has returned to Fiserv all Fiserv Information. Unless directed by Client in writing to the contrary, Fiserv shall be permitted to destroy Client Files any time after 180 days from the final use of Client Files for processing.
     (h) Miscellaneous. Client understands and agrees that Client is responsible for the deinstallation and return shipping of any Fiserv-owned equipment located on Client’s premises.
     12. Dispute Resolution. (a) General. Except with respect to disputes arising from a misappropriation or misuse of either party’s proprietary rights, any dispute or controversy arising out of this Agreement, or its interpretation, shall be submitted to and resolved exclusively by arbitration under the rules then prevailing of the American Arbitration Association, upon written notice of demand for arbitration by the party seeking arbitration, setting forth the specifics of the matter in controversy or the claim being made. The arbitration shall be heard before an arbitrator mutually agreeable to the parties; provided, that if the parties cannot agree on the choice of arbitrator within 10 days after the first party seeking arbitration has given written notice, then the arbitration shall be heard by three arbitrators, one chosen by each party, and the third chosen by those two arbitrators. The arbitrators will be selected from a panel of persons having experience with and knowledge of information technology and at least one of the arbitrators selected will be an attorney. Discovery shall not be permitted. A hearing on the merits of all claims for which arbitration is sought by either party shall be commenced not later than 60 days from the date demand for arbitration is made by the first party seeking arbitration. The arbitrator(s) must render a decision within 10 days after the conclusion of such hearing. Any award in such arbitration shall be final and binding upon the parties and the judgment thereon may be entered in any court of competent jurisdiction.
     (b) Applicable Law. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 and the Federal Rules of Evidence. The arbitrators shall apply the substantive law of the State of Texas, without reference to provisions relating to conflict of laws. The arbitrators shall not have the power to alter, modify, amend, add to, or subtract from any term or provision of this Agreement, nor to rule upon or grant any extension, renewal, or continuance of this Agreement. The arbitrators shall have the authority to grant any legal remedy available had the parties submitted the dispute to a judicial proceeding.
     (c) Situs. If arbitration is required to resolve any disputes between the parties, the proceedings to resolve the first such dispute shall be held in Houston, Texas, the proceedings to resolve the second such dispute shall be held in Austin, Texas, and the proceedings to resolve any subsequent disputes will alternate between Houston, Texas and Austin, Texas.
     13. Insurance. Fiserv carries the following types of insurance policies:
(i) Comprehensive General Liability in an amount not less than $1 million per occurrence for claims arising out of bodily injury and property damage;
(ii) Commercial Crime covering employee dishonesty in an amount not less than $5 million;
(iii) All-risk property coverage including Extra Expense and Business Income coverage; and
(iv) Workers Compensation as mandated or allowed by the laws of the state in which Services are being performed, including $1 million coverage for Employer’s Liability.
     14. Audit. Fiserv employs an internal auditor responsible for ensuring the integrity of its processing environments and internal controls. In addition, as may be required by law or regulation, Fiserv provides for periodic independent audits of its operations. Fiserv shall provide Client with a copy of the audit of the Fiserv service center providing Services within a reasonable time after its completion and shall charge each client a fee based on the pro rata cost of such audit. Upon request from Client, Fiserv will provide detailed documentation on the calculations of the pro rata cost of the audit. Fiserv shall also provide a copy of such audit to the appropriate regulatory agencies, if any, having jurisdiction over Fiserv’s provision of Services.
     15. General. (a) Binding Agreement. This Agreement is binding upon the parties and their respective successors and permitted assigns. Neither this Agreement nor any interest may be sold, assigned, transferred, pledged, or otherwise disposed of by either party, whether pursuant to change of control or otherwise, without the other party’s prior written consent except that Fiserv shall have the right to assign, transfer or pledge this Agreement or any of its interest to an Affiliate. “Affiliate” means an entity that owns more than 50% of Fiserv; an entity that is more than 50% owned by the same entity that owns more than 50% of Fiserv; an entity of which Fiserv owns more than 50% (“Subsidiary”); or an entity that is more than 50% owned by a Subsidiary. Notwithstanding the foregoing, Client may assign this Agreement to a financial institution acquiring Client with written notice to Fiserv of the assignment if the surviving legal entity of said acquisition has a net worth greater than Client at the time of the acquisition. Client agrees that Fiserv may subcontract any Services to be performed hereunder. Any such subcontractors shall be required to comply with all applicable terms and conditions and any such subcontracting shall not relieve Fiserv of any of its responsibilities hereunder.
     (b) Entire Agreement. This Agreement, including its Exhibits, which are expressly incorporated herein by reference, constitutes the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all previous agreements with respect thereto. Modifications of this Agreement must be in writing and signed by duly authorized representatives of the parties. Each party hereby acknowledges that it has not entered into this Agreement in reliance upon any representation made by the other party not embodied herein. In the event any of the provisions of any Exhibit are in conflict with any of the provisions of this Agreement, the terms and provisions of this Agreement shall control unless the Exhibit in question expressly provides that its terms and provisions shall control.
     (c) Severability. If any provision of this Agreement is held to be unenforceable or invalid, the other provisions shall continue in full force and effect.
     (d) Governing Law. This Agreement will be governed by the substantive laws of the State of Texas, without reference to provisions relating to conflict of laws. The United Nations Convention of Contracts for the International Sale of Goods shall not apply to this Agreement.
     (e) Force Majeure. Neither party shall be responsible for delays or failures in performance resulting from acts reasonably beyond the control of that party.
     (f) Notices. Any written notice required or permitted to be given hereunder shall be given by: (i) Registered or Certified Mail, Return Receipt Requested, postage prepaid; (ii) confirmed facsimile; or (iii) nationally recognized courier service to the other party at the addresses listed on the cover page or to such other address or person as a party may designate in writing. All such notices shall be effective upon receipt.
     (g) No Waiver. The failure of either party to insist on strict performance of any of the provisions hereunder shall not be construed as the waiver of any subsequent default of a similar nature.
     (h) Financial Statements. Fiserv shall provide Client and the appropriate regulatory agencies so requiring a copy of Fiserv, Inc.’s audited consolidated financial statements.
     (i) Prevailing Party. The prevailing party in any arbitration, suit, or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable costs, expenses, and attorneys’ fees of bringing such arbitration, suit, or action.
     (j) Survival. All rights and obligations of the parties under this Agreement that, by their nature, do not terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.
     (k) Exclusivity. Prior to the termination of the agreement Client agrees that Fiserv shall be the sole and exclusive provider of the services that are the subject matter of this Agreement. For purposes of the foregoing, the term “Client” shall include Client affiliates. Client agrees not to enter into an agreement with any other entity to provide these services (or similar services) during the term of this Agreement without Fiserv’s prior written consent. If Client acquires another entity, the exclusivity provided to Fiserv hereunder shall take effect with respect to such acquired entity as soon as practicable after termination of such acquired entity’s previously existing arrangement for these services. If Client is acquired by another entity, the exclusivity provided to Fiserv hereunder shall apply with respect to the level or volume of these services provided immediately prior to the signing of the definitive acquisition agreement relating to such acquisition and shall continue with respect to the level or volume of these services until any termination or expiration of this Agreement.
     (l) Recruitment of Employees. Each party agrees not to hire the other party’s employees during the term of this Agreement and for a period of 6 months after any termination or expiration thereof, except with the other party’s prior written consent.; provided, however, that the foregoing shall not apply to the hiring of any non-Hiring Party’s employee who respond to a public advertisement not directed at such employee.
     (m) Publicity. Client and Fiserv shall have the right to make general references about each other publicly and the type of services being provided hereunder to third parties, such as auditors, regulators, financial analysts, and prospective customers and clients. The parties shall mutually agree on a press release relating to the execution of this Agreement. In conjunction with this, the party initiating such release shall give the other party a reasonable opportunity to review and comment on the content thereof prior to its release.
     (n) Independent Contractors. Client and Fiserv expressly agree they are acting as independent contractors and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. This Agreement shall not be construed as authority for either party to act for the other party in any agency or other capacity or to make commitments of any kind for the account of or on behalf of the other except as expressly authorized herein.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date indicated below.

For Client:

FRANKLIN BANK, S.S.B.

By

Name

Title

Date

For Fiserv:

FISERV SOLUTIONS, INC.

By

Name

Title

Date

Exhibit A
Account Processing Services
     Client agrees with Fiserv as follows:
     1. Services. Fiserv will provide Client the Account Processing Services (“Account Processing Services”) specified in Exhibit A — 1. In the event of a conflict between the terms of this Exhibit A and the Agreement, this Exhibit A shall control.
     2. Fees. Client shall pay Fiserv fees and other charges for Account Processing Services specified in Exhibit A — 2. Fees for Fiserv Services may be changed annually effective each January 1 beginning in the year 2007 upon 30 days notice to Client. Each change shall be limited to the change in the Consumer Price Index for All Urban Consumers (CPI-U) for the 12-month period preceding each January 1, or 3%, whichever is less. Fiserv will deliver to Client the notification of the fee change.
     3. Responsibility for Accounts. Client shall be responsible for balancing its accounts each business day and notifying Fiserv immediately of any errors or discrepancies. Provided that Client immediately notifies Fiserv of any discrepancy in Client’s accounts, Fiserv shall, at its expense, promptly recompute accounts affected by discrepancies solely caused by the Fiserv Systems or provide for another mutually agreeable resolution. Fiserv will use its commercially reasonable efforts to correct errors attributable to Client or Client’s other third party servicers. Reconstruction of error conditions attributable to Client or to third parties acting on Client’s behalf will be done at Fiserv’s then current rates.
     4. Annual Histories. Fiserv currently maintains annual histories, where applicable, for its clients. These histories can be used to reconstruct Client Files in an emergency. However, in order to permit prompt and accurate reconstruction of accounts, Client agrees to retain at all times and make available to Fiserv upon request the most recent data printout(s) received from Fiserv, together with copies or other accurate and retrievable records of all transactions to be reflected on the next consecutive printout(s).
     5. Hours of Operation. Account Processing Services will be available for use by Client during standard Fiserv business hours, excluding holidays, as specified in Exhibit A — 3. Account Processing Services may be available during additional hours, during which time Client may use Services at its option and subject to additional charges.
     6. Protection of Data. (a) For the purpose of compliance with applicable government regulations, Fiserv has an operations backup center, for which Client agrees to pay the charges indicated in Exhibit A — 2. Copies of transaction files are maintained by Fiserv off premises in secured vaults.
     (b) Fiserv provides systems security utilizing commercially reasonable standards to protect Client Files from unauthorized access in compliance with applicable governmental regulations.
     (c) Upon Client providing access to Client Files through Client’s customers’ personal computers or voice response system, Client agrees to indemnify and hold harmless Fiserv, its officers, directors, employees, and affiliates against any claims or actions arising out of such access to Client Files or any Fiserv files (including the files of other Fiserv clients) or the Fiserv System or other Fiserv systems.
     7. Processing Priority. Fiserv does not subscribe to any processing priority; all users receive equal processing consideration.
     8. Forms and Supplies. Client assumes and will pay the charges for all customized forms, supplies, and delivery charges.
     9. Regulatory Supervision. By entering into this Agreement, Fiserv agrees that regulatory agencies having authority over Client’s operations shall have the authority and responsibility provided to the regulatory agencies pursuant to the Bank Service Corporation Act, 12 U.S.C. 1867(C) relating to services performed by contract or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Exhibit A to the Agreement to be executed by their duly authorized representatives as of the date indicated below.

FRANKLIN BANK S.S.B.	FISERV SOLUTIONS, INC.
By	By
Name	Name
Title	Title
Date	Date

Exhibit A-1
Account Processing Services
Fiserv Responsibilities
     Fiserv will provide Client with the following Account Processing Services:
Base Services:
A.	Account Processing
•	DDA

•	NOW/MMA

•	Savings

•	IRAs

•	Time Deposits

•	Loans

•	Closed Accounts

•	Customer Records
B.	Additional Services
•	Commercial Account Analysis

•	Cash Management Module

•	CIS / Profitability

•	On-Line NSF and Return Deposit Item Processing

•	On-Line Report Writer(e-infosource)

•	General Ledger System

•	ACH, ATM, Debit Card Processing

•	Optical File Creation

•	Credit Bureau Data Extracts

•	Disaster Recovery Hot-Site Participation

•	Child Support Data Extract

•	Annual SAS70 for Account Processing
Network Support Services:
•	Data Communication Circuits from Fiserv’s account processing center to the point of connectivity to the Client’s Network.
Training:
•	Refresher training available on request.
Client Support:
•	Staffing and maintenance to undertake investigations, inquiries, and problem resolution associated with the Application Processing Services software.

•	Applications support personnel will be available to assist and support Client’s support services staff.
Third Party Software:
•	Evaluation, selection, licensing, and procurement of maintenance for third party application software (to be operated by Fiserv on Client’s behalf) as mutually agreed by Fiserv and Client.

•	Obtain any necessary consents to utilize third party software licensed to Client as of the Effective Date, which consents shall be provided to Fiserv (the obtaining of such consents shall be a condition precedent to performance by Fiserv of its obligations).

•	Advising Fiserv of any connections, upgrades, or enhancements that become available from third party vendors so that they may be installed on a mutually agreeable schedule and in accordance with the third party vendor’s recommended time schedule.

•	Providing Fiserv with a complete copy of all license and maintenance agreements related to third party software.

Exhibit A-2
Account Processing Services Fees
Fiserv agrees to provide the services defined in Section I below for a fixed fee of $83,820.00 per month calculated on a base of 108,852 accounts at $.77 per open account. January of each year, beginning in 2007, the per open account fee will be adjusted for CPI changes as defined in Exhibit A, Paragraph 2. The fixed fee for the subsequent year will be calculated by multiplying the number of open accounts as of December 31st times the adjusted per open account fee. The number of accounts, for any acquisition with a scheduled conversion date, will be added to the number of Open Accounts, as of the December 31st, to determine the total number of accounts.

I	Standard Services Included In the Monthly Fixed Fee:
A.	Account Processing:
•	Demand Deposit Accounts

•	NOW and Money Market Accounts

•	Extra Cycle On-Line History (DDA/NOW/MMA)

•	Savings Accounts

•	Time Deposits

•	IRA Accounts

•	Mortgage Loans (IRFS) (Until merged with CLS)

•	CLS (Combined Loan System)

•	Customerfile Customer Records

•	Closed Accounts
B.	Other Services:
•	Commercial Analysis System

•	Cash Management System

•	CIS / Profitability

•	NSF Online w/Post Decision Notices

•	e-InfoSource System

•	General Ledger with Online, Autopost, Departmental Accounting, Application Interface Balancing

•	General Ledger Eleven (11) Months Extra History Retention

•	Credit Bureau Data Extracts (3) per month (per loan system)

•	Twenty-Four Hour Online for Telephone Banking

•	Child Support Data Tape

•	Return Deposit Item System

•	Optical File Creation

•	Annual SAS70 for Account Processing

•	Disaster Recovery Hot-site Participation

•	ICSA Certification/Firewall

•	Laserview Software Maintenance

•	Extended IE Online Hours (9PM)

•	Internet Banking Extract File (S1)

•	S1 Refresh File

•	IPS/Sendero Monthly Extract Files

•	Extract Files for WNC Forced Insurance

•	E-Safe Safe Deposit Box System

•	E-Calls Message Tracking System
C.	Electronic Transaction Services:
•	ACH Origination/Receiving

•	ATM Transaction Processing

•	Debit Card Auto Ordering

•	Debit Card Hold Processing

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D.	ATM System Processing:
•	ATM Driving / Monitoring (Direct Connect)

•	ATM Terminal Surcharge

•	PIX

•	ATM End Point Settlement

•	Pulse System Interchange

•	Plus Duality

II	Special Processing Request, Pass-troughs and Additional Services will be provided at standard rates for the requested service or product.

III	Conversion Services:
                Conversion fees for accounts added to Fiserv Houston through Acquisition will be:
•	All inclusive, flat fee of $20,000 per conversion during the initial term of this agreement.
Fiserv shall charge a one-time conversion fee of $20,000 to convert the Core Applications (Deposits, Loans and Safe Deposit Boxes) of the Acquisitions to the then current Fiserv system used by Client. Services included will be planning, mapping, programming, converting and balancing of the core applications. Data file extracts for check orders and debit card orders will be considered part of the conversion. Request for special programming to change data on the system will be done at current rates.
Fiserv Training Department will provide 32 hours of class room training plus five (5) books per training topic as part of this conversion fee. Travel expenses for the trainers will be in addition to the fixed fee. This fee will include on-site Customer Support for up to three people for no more than ten working days. Travel expenses for the support personnel will be in addition to the fixed fee.

IV	Acquisition Agreement:
If an institution acquired by Client, by either merger or asset acquisition, is processed by Fiserv Houston then Fiserv Houston will waive any termination fees referenced in such institution’s contract with Fiserv for Account Data Processing.
If Client acquires a bank that has a contract with Fiserv or its Affiliate for account processing services (the “Acquired Contract”), Fiserv or its Affiliate will waive 50% of the applicable termination for convenience fee (up to $250,000) with respect to the account processing services under the Acquired Contract if each of the following criteria are met:

(1) Account Processing Services continue to be processed in a Fiserv outsourcing environment.
(2) This Agreement shall be amended, if necessary, to extend the termination date to be at least one year from the first month Client is billed for processing the acquired accounts.
(3) The revenue for account processing of the acquired bank’s accounts for the first month after conversion is at least 80% of the account processing revenue under the Acquired Contract for the month immediately prior to the acquisition.

V	Customerfile Software:
     Customerfile software enhancements and custom programming will be provided based on the following:
•	Enhancement request, accepted for inclusion in a future release of the software, will be done at no cost to Client.

•	System changes requested by Client that must be programmed and implemented independent of a software release, will be charged the published per-hour rate or a flat fee will be negotiated at the time the request is presented. The per-hour rate is published annually in the Optional Products and Services fee schedule.

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Exhibit A-2

VI	Fiserv agrees Client may contract with another Fiserv Business Unit to provide application processing. In the event that Client contracts with another Fiserv Business Unit, Client may terminate the applicable portion of this Agreement without payment of any termination fee or penalty to Fiserv Solutions, Inc. In the event that Client determines that the service provided cannot be adequately processed on Customerfile but Client does not contract with another Fiserv Business Unit, Client may terminate the applicable portion of this Agreement with the payment of a pro rata portion of the termination fee defined in Paragraph 11(f). Client and Fiserv agree to move the processing of Mortgage Loans from the IRFS (ML) System to Customerfile CLS. After one year processing on CLS, should Client deem the CLS application to not be suitable for processing Mortgage Loans, then Client may terminate the applicable portion of this Agreement. Prior to the exercise of this option the client will provide Fiserv an opportunity to make CLS suitable by submitting a written notice of system deficiencies. Fiserv will have six months from date of notification to make corrections. If Fiserv cannot bring the level of performance up to ML standards then Client can provide a written notice of discontinuance and terminate the applicable portion of this Agreement without early termination fees as stated above.
VII	Fiserv will waive the Monthly Fixed Fee, as defined in this exhibit, for the first six months of the initial term of this agreement.

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Exhibit A-3
Hours of Operation
     The Fiserv Account Processing Center will be in operation for on-line Account Processing Services in accordance with the following:

Monday	7:00 A.M. — 7:00 P.M.
Tuesday	7:00 A.M. — 7:00 P.M.
Wednesday	7:00 A.M. — 7:00 P.M.
Thursday	7:00 A.M. — 7:00 P.M.
Friday	7:00 A.M. — 7:00 P.M.
Saturday	7:00 A.M. — 2:00 P.M.
     All times stated are in accordance with prevailing local times for the Fiserv Account Processing Center. The Fiserv Account Processing Center will observe national holidays, and will be closed for on-line operations.

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Exhibit A-4
Performance Standards
Client agrees to deliver, or cause to be delivered, all data input, including Item Processing data, balanced and ready for posting by Midnight of each processing day. In the event this time is not met Fiserv Houston Account Processing cannot assume responsibility to meet the Performance Standards defined below.
     A. On-line Availability — Fiserv and Client agree that the availability of the e-view on-line (on-line) is critical to the client’s business operation. On-line access will be available to the client twenty-four (24) hours except for scheduled or preventative maintenance. Each business day prior to 7 AM the online is interrupted for a few minutes to replace the online files with updated information following the nightly update and each business day after 7 PM the online is interrupted for a few minutes to extract the transactions that have accumulated during the online business day. Preventive maintenance will not be scheduled during normal online processing hours. Events that are out of the control of Fiserv, such as telephone line problems, Client controlled equipment or a disaster is declared by Fiserv, will not be considered as chargeable incidents.
     In the event Fiserv should not make the 7 AM deadline or have unscheduled online interruptions in excess of 8 times per month then Client may present a report of these incidents to Fiserv Houston. Fiserv agrees to review this list and credit Client $50.00 for each incident that was caused by, or could have been prevented by, Fiserv Houston.
     B. Report Availability — Fiserv’s standard of performance for report availability shall be that all Critical Daily Information shall be available in Franklin’s FTP Critical Daily Information shall be 7:00 AM. Events that are out of the control of Fiserv, such as telephone line problems, Client controlled equipment or a disaster is declared by Fiserv, will not be considered as chargeable incidents.
     In the event Fiserv should not make the 7 AM deadline in excess of 4 times per month then Client may present a report of these incidents to Fiserv Houston. Fiserv agrees to review this list and credit Client $50.00 for each incident that was caused by, or could have been prevented by, Fiserv Houston.
     C. Response Time — Fiserv’s standard of performance for response time shall be that the daily response time for 98% of transactions shall be 4 seconds on average as determined from measurements taken over a Measurement Period. A transaction shall mean a basic deposit, withdrawal, or monetary transaction. The measurement shall begin when the last data element has been transmitted from the central processor and shall end when the first data element has been received at the controller. Fiserv will log and retain a record of response time maintaining appropriate analytical reports. Fiserv will work with Client and third party vendors to ensure commercially reasonable response time.
     D. Client Inquiries — All Client inquiries will be acknowledged by Fiserv within 2 hours of request. A plan for resolution of the inquiry will be completed by Fiserv within 24 hours of the inquiry unless a mutually agreeable time is accepted by Fiserv and Client.

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